This is the form of a material change report required under section 85(1) of the Securities Act and section 151 of the Securities Rules

BC FORM 53-901F (Previously Form 27)

SECURITIES ACT

MATERIAL CHANGE REPORT

NOTE:       This form is intended as a guideline. A letter or other document may be used if the substantive requirements of this form are complied with.

NOTE:       If this report is filed on a confidential basis, put at the beginning of the report in block capitals "CONFIDENTIAL - SECTION 85", and file in an envelope marked "Confidential" Attention: Supervisor, Financial Reporting:.

1. Reporting Issuer

The full name and address of the principal office in Canada of the reporting issuer is:

Atna Resources Ltd.

1550-409 Granville Street

Vancouver, B.C. V6C 1T2

2. Date of Material Change

The date of the material change is October 29, 2003.

3. Press Release

The date and place of issuance of the press release(s) issued under section 85(1) of the Act is/are as follows:

Date of Issuance:                          October 29, 2003

Place of Issuance:                         Vancouver, British Columbia

4. Summary of Material Change

The Company has given formal notice to Diepdaume Mines Ltd. and J. Patrick Sheridan to terminate a sale and purchase agreement, dated March 1, 2003, among the parties in accordance with the terms thereof.

5. Full Description of Material Change

The Company has given formal notice to Diepdaume Mines Ltd. ("Diepdaume") and J. Patrick Sheridan ("Sheridan") to terminate a sale and purchase agreement (the "Sheridan Agreement"), dated March 1, 2003, among the parties in accordance with the terms thereof. The Sheridan Agreement contemplated that an effective change of control would take place as a result of the issuance of an aggregate of 11,200,000 common shares of the Company in consideration of the acquisition from Diepdaume and Sheridan of certain royalty payments and cash.

The Sheridan Agreement provided that if the transaction had not been closed by September 30, 2003, through no fault of the Company, Diepdaume or Sheridan, any party had the right to unilaterally terminate the Sheridan Agreement.

6. Reliance on Section 85(2) of the Act

Not applicable.

7. Omitted Information

No significant facts remain confidential and no information has been omitted in this report.

8. Senior Officers

The name and business telephone number of a senior officer of the Company who is knowledgeable about the material change and the report or an officer through whom the Commission may contact that senior officer is as follows:

Name:                 David H. Watkins, President

Bus. Tel:             (604) 684-2285

9. Statement of Senior Officer

The foregoing accurately discloses the material change referred to herein.

Dated at Vancouver, British Columbia, this 30th day of October, 2003.

/s/ David H. Watkins

David H. Watkins, President